Exhibit 10.22

AGREEMENT AND PLAN OF MERGER

by and among

AIAI Holdings Corporation,

MediGuide Merger Sub, LLC

GTC MediGuide GP, LLC

And

GTC MediGuide, LP

January 23, 2026

i

ii

Annexes and Exhibits

Annex A	Certain Defined Terms
Annex B	Additional Acquisitions

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 23, 2026, by and among AIAI Holdings Corporation, a Delaware corporation (the “Company”), MediGuide Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), GTC MediGuide GP, LLC (“GTC GP”), GTC MediGuide, LP, a Delaware limited partnership (“GTC LP”), and Todd Furniss, solely in his capacity as the representative of the Converting Holders (the “Converting Holders’ Representative”). The Company, Merger Sub, GTC GP, GTC LP, and the Converting Holders’ Representative are referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Company, Merger Sub, GTC GP, and GTC LP intend to effect a merger of GTC GP and GTC LP with and into Merger Sub, pursuant to which Merger Sub would survive and remain a wholly-owned subsidiary of the Company (the “Merger”), in accordance with this Agreement and applicable Law; and

WHEREAS, GTC GP, as the sole general partner of GTC LP has carefully considered the terms of this Agreement and has (1) declared this Agreement and the transactions contemplated by the Agreement and the documents referenced herein, including the Merger (collectively, the “Transactions”), upon the terms and conditions set forth herein, are advisable, fair to, and in the best interests of GTC LP and the holders of the GTC LP Equity Interests, (2) approved this Agreement and the Transactions in accordance with the terms of the Partnership Agreement and applicable Law, and (3) adopted a resolution recommending that this Agreement be adopted, and the principal terms of the Merger be approved by, the holders of the GTC LP Equity Interests (the “GTC Partner Approval”).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Annex A.

Section 1.2 Other Capitalized Terms. The following capitalized terms are defined on the pages of this Agreement indicated below:

Agreement	1
Cap	20
Company Closing Deliverables	4
Company Indemnified Parties	19
Company Valuation Report	16
Converting Holder Closing Deliverables	3
Converting Holder Indemnified Parties	19
Closing	3
Closing Date	3
Drop Dead Date	22
Lock-Up Agreement	4
MediGuide Employees	11
MediGuide Financial Statements	7
MediGuide Interim Financial Statements	7
MediGuide Latest Balance Sheet	7
MediGuide Year-End Financial Statements	7
Indemnified Party	22
Indemnifying Party	22
Indemnity Holdback Expiration Date	2
Leased Property	9
Licensed Intellectual Property	10
Material Contracts	7
Owned Intellectual Property	10
Party	1
Performance Shares	2
Real Property Lease	9
Representative Expenses	29

ARTICLE II

MERGER

Section 2.1 The Merger.

(a)	Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, GTC GP and GTC LP shall be merged with and into Merger Sub, and the separate existence of GTC GP and GTC LP shall cease and Merger Sub shall be the surviving entity and remain a wholly-owned subsidiary of the Company (referred to herein as the “Surviving Entity”).

(b)	A certificate of merger satisfying the applicable requirements of Delaware Law in form and substance reasonably satisfactory to the Parties (the “Certificate of Merger”) shall be dully executed by Merger Sub and, concurrently with the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the fling of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

(c)	Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger: (i) each Partnership Interest held by the Limited Partners of GTC LP immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive, subject to and in accordance with, Section 2.3, the Per Partner Consideration and (ii) the Partnership Interest held by GTC GP immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 2.3, the Per Partner Consideration

(d)	The Company and GTC LP acknowledge and agree that the Total Interest Consideration will be registered for public resale by the holders thereof under the Registration Statement, subject to the terms and conditions of the Lock-Up Agreement, which agreement shall restrict the sale of 80% of the Total Interest Consideration for a period of 180 days from the initial trading day of the Company Common Stock on Nasdaq.

Section 2.2 Holdback. Upon the Closing, Company will hold back from the Total Interest Consideration the Indemnity Holdback Amount for the purposes of satisfying any claims for indemnification by any Company Indemnified Party in accordance with Article IX. Subject to Company’s right to permanently retain all or a portion of the Indemnity Holdback Amount for any Company Indemnified Party’s claim for Damages subject to indemnification pursuant to Article IX, as of date that is the one-year anniversary of the Closing Date (the “Indemnity Holdback Expiration Date”), any remaining Indemnity Holdback Amount (other than amounts being permanently retained by Company in connection with satisfying any Damages or retained pending resolution of any potential unsatisfied claims for Damages in accordance with Article IX) shall be distributed to the Converting Holders in accordance with such Converting Holders’ pro rata portion of the Total Interest Consideration.

Section 2.3 Tax Treatment. The Parties acknowledge and agree that the transactions contemplated by this Agreement, taken together with other similar contributions occurring at or about the same time as the transactions contemplated herein, all of which are made as part of the same plan, are intended to qualify as tax-deferred exchanges under Section 351 of the Code. The Converting Holders represent and warrant that, immediately after the exchange, they will, as a group, be in control of Company within the meaning of Section 368(c) of the Code, which requires ownership of at least 80% of the voting stock and 80% of all other classes of stock. The Parties agree to file all Tax Returns and take all Tax positions in a manner consistent with such intent unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code. The Parties hereby agree to file and retain such information as shall be required under Section 1.351-3 of the Treasury Regulations. Furthermore, the Parties shall consult with their respective tax advisors to ensure that all actions taken in connection with the transactions comply with the requirements of Section 351 and shall provide the Company with written confirmation of such compliance prior to Closing. Each Party covenants and agrees that it will not (and will cause its Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merge and the Additional Acquisitions, taken together, to fail to qualify for the Intended Tax Treatment. For purposes of this Agreement, “Intended Tax Treatment” shall mean the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and the qualification of the Merger and the Additional Acquisitions, taken together, as an exchange describe in Section 351 of the Code.

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Section 2.4 Payment and Exchange Procedures.

(a)	As promptly as practicable after the date of this Agreement but not later than 30 days following the initial submission of the Registration Statement to the SEC, the Company shall mail to each Converting Holder entitled to receive a portion of the Total Interest Consideration pursuant to Section 2.1 a letter of transmittal in form and substance reasonably satisfactory to the Parties (the “Letter of Transmittal”), which shall request the recipient thereof to complete, execute, and return such Letter of Transmittal to the Company within ten (10) Business Days following the delivery thereof to such Converting Holders. At Closing, each Converting Holder, which has previously delivered to the Company a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, along with such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor, and the Company shall deliver, the applicable portion of the Total Interest Consideration in accordance with the Allocation Statement.

(b)	No later than five (5) days prior to the Closing Date, GTC GP shall deliver to the Company a statement (the “Allocation Statement”), setting forth in reasonable detail the number of shares of Company Common Stock issuable to each Converting Holder.

ARTICLE III

CLOSING MATTERS

Section 3.1 Closing. The consummation of the Transactions (the “Closing”) will occur no later than three Business Days after the satisfaction of all of the conditions to Closing set forth in Section 3.5, other than conditions that, by their nature, must be satisfied at the Closing (such date, the “Closing Date”), by electronic mail or other electronic transmission or at such place and time as the Parties may mutually agree. All deliveries by one Party to any other Party at the Closing will be deemed to have occurred simultaneously as of the Closing Date and, unless GTC GP and the Company otherwise agree, none will be effective unless and until all such deliveries have occurred.

Section 3.2 Reimbursement and Payment of Transaction Expenses. Upon Closing, the Company shall (a) reimburse the Converting Holders for all Transaction Expenses incurred and previously paid by GTC LP and (b) pay or cause to be paid all incurred and unpaid Transaction Expenses, by wire transfer of immediately available funds to accounts specified in writing by GTC GP (with supporting documentation reasonably acceptable to the Company), such amounts not to exceed $150,000 in the aggregate.

Section 3.3 Closing Deliverables. At the Closing, GTC GP shall deliver or cause to be delivered to the Company (collectively, the “Converting Holder Closing Deliverables”):

(a)	the Allocation Statement;

(b)	certificates for each of GTC GP and GTC LP, dated no more than 15 days prior to the Closing Date, from the applicable Governmental Authority in its jurisdiction of organization to the effect that each of GTC LP and GTC GP validly exists and is in good standing in such jurisdiction;

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(c)	a certificate from a duly authorized officer of GTC GP (i) authenticating the Governing Documents of each of GTC GP and GTC LP; (ii) attaching all requisite resolutions or actions of the managing body and owners of each of GTC LP and GTC GP approving the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, and certifying that such resolutions or actions were duly adopted, have not been amended, modified, or rescinded, and remain in full force and effect as of the Closing; (iii) certifying to the accuracy of the representations and warranties of GTC GP and GTC LP as required under Section 3.5(a)(i); (iv) certifying to the performance of the covenants and obligations to be performed by GTC GP, GTC LP, and the Converting Holders on or prior to the Closing as required under Section 3.5(a)(ii); and (v) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of GTC GP, duly executed by an authorized officer of GTC GP;

(d)	a duly executed IRS Form W-9 for each Converting Holder;

(e)	the Certificate of Merger, duly executed by GTC GP; and

(f)	lockup agreements with respect to the Total Interest Consideration, in form and substance reasonably satisfactory to the Parties (the “Lock-Up Agreement”), duly executed by each of the Converting Holders.

Section 3.4 Company Closing Deliverables. At the Closing, Company shall deliver or cause to be delivered to Converting Holders (collectively, the “Company Closing Deliverables”):

(a)	evidence acceptable to the Converting Holders’ Representative that the Converting Holders hold, beneficially and of record, all of the Total Interest Consideration;

(b)	a certificate for Company, dated no more than 15 days prior to the Closing Date, from the applicable Governmental Authority in its jurisdiction of organization to the effect that Company validly exists and is in good standing in such jurisdiction;

(c)	a certificate from a duly authorized officer of Company (i) attaching all requisite resolutions or actions of Company’s equity holders and board of directors approving the execution, delivery, and performance of the Transaction Documents and the consummation of the Transactions, and certifying that such resolutions or actions were duly adopted, have not been amended, modified, or rescinded, and remain in full force and effect as of the Closing; (ii) certifying to the accuracy of the representations and warranties of Company as required under Section 3.5(b)(i); (iii) certifying to the performance of the covenants and obligations to be performed by Company prior to the Closing as required under Section 3.5(b)(ii); and (iv) attesting to the authority and incumbency of, and authenticating the signatures of, any Person executing the Transaction Documents on behalf of Company, duly executed by an authorized officer of Company; and

(d)	the Lock-Up Agreements, duly executed by Company.

Section 3.5 Conditions to Closing.

(a)	The obligation of Company to consummate the Transactions is subject to the satisfaction of the following conditions at or prior to the Closing (unless otherwise waived by Company):

(i)	each of the representations and warranties of GTC LP and GTC GP in Article IV and the Converting Holders in Article V must be true and correct in all material respects (except that any such representation or warranty expressly qualified by “materiality,” “Material Adverse Effect,” or similar qualifier must be true and correct in all respects) as of the Closing (or, if any such representation or warranty is made as of a specified date, as of such date only);

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(ii)	the Converting Holders and MediGuide must have complied in all material respects with the covenants and obligations applicable to Converting Holders and MediGuide contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(iii)	the GTC Partner Approval shall have been duly made and validly obtained, as required by Delaware Law and Governing Documents of GTC LP, each as in effect on the date of such approval;

(iv)	no MediGuide Material Adverse Effect shall have occurred;

(v)	GTC GP must have delivered or caused to be delivered all of the Converting Holder Closing Deliverables to the Company;

(vi)	there must be no enactment, issuance, promulgation, enforcement, or entry of any Order in effect as of the Closing that makes the Transactions illegal or otherwise prohibits the consummation of the Closing;

(vii)	the waiting period under the Antitrust Laws applicable to the Transactions must have expired or been terminated; and

(viii)	the Company must have received evidence of the acceptance by the SEC of the Company’s filing of the acceleration request seeking the effectiveness of the Registration Statement.

(b)	The obligations of the Converting Holders to consummate the Transactions are subject to the satisfaction of the following conditions at or prior to the Closing (unless otherwise waived by the Converting Holders’ Representative):

(i)	each of the representations and warranties of the Company in Article VI must be true and correct in all material respects (except that any such representation or warranty expressly qualified by “materiality,” “Material Adverse Effect,” or similar qualifier must be true and correct in all respects) as of the Closing (or, if any such representation or warranty is made as of a specified date, as of such date only);

(ii)	the Company must have complied in all material respects with the covenants and obligations applicable to the Company contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(iii)	the Company must have delivered or caused to be delivered all of the Company Closing Deliverables to the Converting Holders’ Representative;

(iv)	the GTC Partner Approval shall have been duly and validly obtained, as required by Delaware Law and the Governing Documents of GTC LP, each as in effect on the date of such approval;

(v)	there must be no enactment, issuance, promulgation, enforcement, or entry of any Order in effect as of the Closing that makes the Transactions illegal or otherwise prohibits the consummation of the Closing;

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(vi)	the waiting period under the Antitrust Laws applicable to the Transactions must have expired or been terminated;

(vii)	no Company Material Adverse Effect shall have occurred;

(viii)	the Company must provide the Converting Holders’ Representative with evidence that the Company has filed, and received evidence of the acceptance by the SEC of, the acceleration request seeking the effectiveness of the Registration Statement; and

(ix)	the Company must provide evidence reasonably satisfactory to the Converting Holders’ Representative that each of the Additional Acquisitions has been or will be consummated as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GTC LP AND GTC GP

Subject to the disclosures set forth in the Converting Holder Disclosure Letter, each of GTC LP and GTC GP hereby represents and warrants to Company as of the date of this Agreement as follows:

Section 4.1 Organization. Each of GTC LP and GTC GP has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of organization. Each of GTC LP and GTC GP has the requisite power and authority to own and lease its assets and properties and to conduct the Business as it is now being conducted. MediGuide is duly licensed or qualified and in good standing in all jurisdictions where it is required to be so licensed or qualified, except where the failure to be so licensed or qualified would not result in a MediGuide Material Adverse Effect. The Converting Holders’ Representative has made available to the Company a complete and accurate list of all jurisdictions where MediGuide is so licensed or qualified.

Section 4.2 Due Authorization. Each of GTC LP and GTC GP has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Transactions. Each Transaction Document to which GTC GP and/or GTC LP is a party has been duly and validly executed and delivered by GTC LP or GTC GP, as applicable, and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of GTC GP and/or GTC LP, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict. The execution and delivery by each of GTC GP and GTC LP of the Transaction Documents to which it is a party and the consummation of the Transactions by it will not (a) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, or accelerate the performance required, in each case, in any material respect, or result in the termination of or give any Person the right to terminate, any Material Contract to which MediGuide is a party; (b) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, in each case, in any material respect, any applicable Law or Order binding upon or applicable to MediGuide; (c) violate or conflict with the Governing Documents of MediGuide; or (d) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any assets of MediGuide.

Section 4.4 Third-Party Consents. Except as required under the Antitrust Laws, no notice to, consent of, or filings with any Governmental Authority or other Person is required by MediGuide with respect to the execution or delivery of any Transaction Document or the consummation of the Transactions, except where the failure to obtain any such consent or make any such filing would not reasonably be expected to result in a MediGuide Material Adverse Effect.

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Section 4.5 Actions and Orders. There are no pending or, to the Knowledge of the Converting Holders’ Representative, threatened Actions by any Person or before or by any Governmental Authority against MediGuide or that prohibits or otherwise restricts, in any material respect, the ability of MediGuide to consummate the Transactions. There is no Order to which MediGuide is subject or bound other than rules promulgated by a Governmental Authority of general applicability. There is no Order to which MediGuide is subject or bound that prohibits or otherwise restricts the ability of the Converting Holders to consummate the Transactions.

Section 4.6 Capitalization. The Contributing Holders’ Representative has made available to Company complete and accurate copies of the Governance Documents of MediGuide and a complete and accurate list of all of the issued and outstanding Equity Interests of GTC GP and GTC LP. The Converting Holders own all of the issued and outstanding Equity Interests of GTC LP and GTC GP and GTC LP owns all of the issued and outstanding Equity Interests of each of is Affiliates. No Person has any right of first offer, right of first refusal, or preemptive right in connection with any future offer, sale, or issuance of Equity Interests of MediGuide. The Converting Holders’ Representative has delivered to the Company a complete list of all Affiliates of GTC LP (the “Existing Affiliates”) and, other than the Existing Affiliates, neither GTC GP nor GTC LP (a) has any subsidiaries or owns Equity Interests of any other Person, (b) has any obligation to invest in, or make a capital contribution to, any Person, or (c) otherwise controls any other Person.

Section 4.7 Financial Statements. The Contributing Holders’ Representative has made available to the Company complete and accurate copies of (a) the audited, consolidated balance sheets of MediGuide as of December 31, 2024, together with the related statements of income of MediGuide for the 24-month period then ended (the “MediGuide Year-End Financial Statements”) and (b) the unaudited, consolidated balance sheet of MediGuide as of June 30, 2025 (the “MediGuide Latest Balance Sheet”) and the related statement of income of MediGuide for the six-month period then ended (the “MediGuide Interim Financial Statements” and, together with MediGuide Latest Balance Sheet and MediGuide Year-End Financial Statements, the “MediGuide Financial Statements”). MediGuide Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of MediGuide as of the respective dates they were prepared and the results of operations of MediGuide for the periods indicated, subject to the absence of notes and, in the case of MediGuide Interim Financial Statements only, year-end adjustments.

Section 4.8 No Undisclosed Liabilities. MediGuide does not have any Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP other than (a) those adequately reflected or reserved against in the MediGuide Latest Balance Sheet, (b) those incurred in the Ordinary Course since the date of the MediGuide Latest Balance Sheet, or (c) those that would not result in a MediGuide Material Adverse Effect.

Section 4.9 No MediGuide Material Adverse Effect. Since the date of MediGuide Latest Balance Sheet, no MediGuide Material Adverse Effect has occurred and is continuing.

Section 4.10 Material Contracts.

(a)	The Converting Holders’ Representative has available to Company copies of all Contracts (including all amendments or modifications thereto) to which MediGuide is a party that falls within any of the following categories (collectively the “Material Contracts”):

(i)	any Contract for goods or services that involves, or that is expected to involve, payments to MediGuide of more than $100,000 per annum;

(ii)	any Contract for goods or services that involves, or that is expected to involve, payments by MediGuide of more than $100,000 per annum;

(iii)	any Contract relating to Indebtedness owed by MediGuide;

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(iv)	any Contract under which MediGuide would incur any change-in-control payment or similar compensation obligations to its employees by reason of the Transactions or any Transaction Document;

(v)	any Contract under which MediGuide has advanced or loaned Indebtedness or any other amount to any Person, other than trade credit in the Ordinary Course;

(vi)	any Contract relating to the Business for capital expenditures involving payments of more than $100,000 individually or in the aggregate, in each case, under which there are material outstanding obligations;

(vii)	all Contracts for Licensed Intellectual Property that involve an annual license fee of $100,000 or more (excluding licenses for “off-the-shelf” or commercially available software pursuant to shrink-wrap, click-through, or similar licenses); and

(viii)	any Contract to which MediGuide is a party entered into in the past three years involving any resolution or settlement of any actual or threatened Action.

(b)	Each Material Contract is a valid and binding obligation of MediGuide, is in full force, and effect, and is enforceable against MediGuide, subject to the Enforceability Exceptions. MediGuide is not in material breach, violation, or default under any Material Contract.

Section 4.11 Compliance with Laws. MediGuide is currently, and has been since July 25, 2022, in compliance in all material respects with all Laws and Orders to which MediGuide is subject. Since July 25, 2022, MediGuide has not received any written notice from any Governmental Authority that MediGuide is not in compliance with any applicable Law or Order.

Section 4.12 Litigation. There is no material Action pending or, to the Knowledge of the Converting Holders’ Representative, threatened by or before any Governmental Authority against or relating to or affecting MediGuide’s assets or the Business.

Section 4.13 Insurance. MediGuide maintains insurance policies with financially sound insurance companies providing commercially reasonable protection against Liabilities arising or accruing prior to the Closing. The Converting Holders’ Representative has made available to Company (a) a complete and accurate list of all policies of insurance providing coverage for MediGuide, and (b) a print-out of the aggregate claims and all individual claims made under each such policy (or any predecessor policy) since January 1, 2020. No notice of cancellation, termination, or reduction in coverage has been received with respect to any such policy.

Section 4.14 Licenses. MediGuide has obtained all of the Licenses necessary to permit it to own, operate, use, and maintain its assets and conduct the Business in the manner in which they are now owned, operated, used, and maintained (the “MediGuide Licenses”), except where the failure to obtain any such MediGuide License would not result in a MediGuide Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Converting Holders’ Representative, threatened that would reasonably be expected to result in the termination, revocation, suspension, or restriction of any MediGuide License or the imposition of any fine, penalty, sanction, or other Liability for violation of any Law or Order relating to any MediGuide License, in each case, that would have a MediGuide Material Adverse Effect.

Section 4.15 Material Vendors. The Converting Holders’ Representative has made available to Company a list of the 10 largest vendors (by aggregate spend) of MediGuide (the “Material Vendors”), for the fiscal year ended December 31, 2024, and the six-month period ending June 30, 2025. No Material Vendor has, in the last 12 months, threatened in writing to cancel, materially and adversely modify, or otherwise terminate the relationship or business relations of such Material Vendor with MediGuide.

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Section 4.16 Assets and Property.

(a)	Except for assets disposed of in the Ordinary Course since the date of the MediGuide Latest Balance Sheet, MediGuide owns good and valid title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by MediGuide on the MediGuide Latest Balance Sheet, free and clear of all Liens (other than Permitted Liens).

(b)	The tangible assets used in the operation of the Business (i) are adequate for the uses to which they are being put, and (ii) are in good operating condition and repair, subject to normal wear and tear and ordinary, routine maintenance and repair that are not material in cost or nature.

(c)	The Converting Holders’ Representative has made available to Company (i) the addresses of each parcel of real property that MediGuide leases, subleases, or licenses (each a “Leased Property”), and (ii) copies of all Contracts under which MediGuide leases, subleases, or licenses such Leased Property (each a “Real Property Lease”). Each Real Property Lease is a valid and binding obligation of MediGuide, is in full force and effect, and is enforceable against MediGuide, subject to the Enforceability Exceptions. MediGuide is not in material breach, violation, or default under any Real Property Lease. MediGuide has not leased or otherwise granted to any Person the right to use or occupy any Leased Property or any portion thereof.

(d)	MediGuide does not own any parcel of real property and is not party to any Contract or option to purchase any real property.

Section 4.17 Environmental Matters.

(a)	MediGuide is currently, and has been since July 25, 2022, in compliance in all material respects with all Environmental Laws.

(b)	MediGuide is not using any of the Leased Properties or any other assets pertaining to the Business, or permitted such Leased Properties or assets to be used, to generate, manufacture, refine, treat, transport, store, handle, transfer, import, produce, or process Hazardous Substances. MediGuide has not caused or permitted the release of any Hazardous Substances at, on, or under the Leased Properties.

(c)	There are no environmental and operating documents and records relating to the Business required to be maintained by any Environmental Law or Environmental License. MediGuide has not breached in any material respect any obligation to report to any Person imposed under any Environmental Laws or Environmental License. No notice, report, demand, request for information, citation, summons, or Order has been received, and no Action is pending or, to the Knowledge of the Converting Holders’ Representative, threatened by any Person with respect to MediGuide relating to or arising out of any Environmental Law or Environmental License.

Section 4.18 Taxes.

(a)	MediGuide has timely filed all Tax Returns required to be filed by it (taking into account applicable extensions), and all material amounts of Taxes required to be paid by MediGuide have either been paid or adequate provision therefor has been made in MediGuide Financial Statements. All such Tax Returns are true, complete and correct in all material respects.

(b)	No Tax Return filed by MediGuide is the subject of a current audit or examination by the IRS or any other Governmental Authority responsible for the administration of any Tax.

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(c)	All material Taxes required to be deducted or withheld by MediGuide have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Authority.

(d)	MediGuide has no Liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(e)	MediGuide will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, prepaid amount, installment sale or open transaction disposition.

(f)	MediGuide has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify under Section 355 of the Code within the two-year period prior to the date hereof.

(g)	MediGuide (i) has not in respect of a Tax period that remains open, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, or (ii) is not subject to a closing agreement entered into under Section 7121 of the Code, a private letter ruling of the IRS or comparable rulings of any other Governmental Authority requested and obtained by MediGuide that would have a binding effect after the Closing.

(h)	MediGuide has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i)	Notwithstanding any provision in this Agreement to the contrary, the only representations and warranties made with respect to all matters relating to Taxes of MediGuide shall be the representations and warranties set forth in this Section 4.18, and this Agreement shall not be interpreted in any manner that is contrary thereto.

Section 4.19 Intellectual Property; Data Privacy.

(a)	All Intellectual Property is either owned by MediGuide (the “Owned Intellectual Property”) or used by MediGuide pursuant to a valid license Contract (the “Licensed Intellectual Property”).

(b)	The Converting Holders’ Representative has made available to Company a complete and accurate list of (i) all Owned Intellectual Property that is registered, issued, or the subject of a pending application, and (ii) all material unregistered Owned Intellectual Property. All of such registrations, issuances, and applications are valid, in full force and effect, and have not expired or been cancelled, abandoned, or otherwise terminated. MediGuide owns and possess all right, title, and interest in and to its Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c)	To the Knowledge of the Converting Holders’ Representative, (i) the conduct of the Business does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person, and (ii) no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of MediGuide in any Licensed Intellectual Property.

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Section 4.20 Employment and Labor Matters.

(a)	The Converting Holders’ Representative has made available to the Company a list of all (i) employees of MediGuide as of the date of this Agreement (such employees, the “MediGuide Employees”) setting forth each MediGuide Employee’s name, job title, date of hire, job location (by city), and salary or hourly rate of pay and (ii) Consultants engaged in the operation of this Business as of the date of this Agreement, together with copies of any Contracts relating to such Consultants.

(b)	MediGuide is currently being, and has been since July 25, 2022, operated in compliance in all material respects with all applicable Laws relating to employees. To the Knowledge of the Converting Holders’ Representative, there are no Liabilities of MediGuide pursuant to any applicable Laws relating to MediGuide Employees or Consultants. All current assessments under Laws applicable to workers’ compensation in applicable jurisdictions for MediGuide Employees have been paid or accrued, and MediGuide is not currently, nor has it been since July 25, 2022, subject to any unpaid special or penalty assessment under such legislation. To the Knowledge of the Converting Holders’ Representative, no MediGuide Employee or Consultant is in material violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to (i) the right of any such MediGuide Employee or Consultant to be employed or engaged by MediGuide or (ii) the use or knowledge of trade secrets or proprietary information of MediGuide. No MediGuide Employee or Consultant has provided MediGuide with written notice of such MediGuide Employee’s or Consultant’s intention to terminate employment or engagement with MediGuide as a result of the Transactions.

(c)	No MediGuide Employee is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization, and no such Contract is currently being negotiated.

Section 4.21 Employee Benefit Plans.

(a)	The Converting Holders’ Representative has made available to the Company complete and accurate copies of the documents relating to each MediGuide Plan. Each MediGuide Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws, in each case, in all material respects. Each MediGuide Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the IRS to the effect that such MediGuide Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any MediGuide Plan.

(b)	MediGuide has not incurred any Liability nor reasonably expects to incur any Liability for post-employment health, medical, or life insurance benefits for any current or former MediGuide Employee, except as may be required by COBRA Coverage.

(c)	Neither MediGuide nor any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability for any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA. No MediGuide Plan is a Multiemployer Plan.

(d)	The execution and delivery of any Transaction Document and the consummation of the Transactions will not result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) any payment, compensation, or benefit becoming due, or increase the amount of any payment, compensation, or benefit due, to any current or former employee (including any MediGuide Employee), director, or officer of MediGuide; (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits; or (iv) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

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Section 4.22 Brokers. Neither MediGuide nor any Converting Holder will have any Liability for brokerage, finders’, or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

Section 4.23 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV AND ARTICLE V, NEITHER MEDIGUIDE NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY ANY DIRECT OR INDIRECT EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR OTHER REPRESENTATIVE OF MEDIGUIDE OR ANY ESTIMATES, PROJECTIONS, OR OTHER FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, OR FORECASTS) INCLUDED IN ANY SUCH INFORMATION OR COMMUNICATIONS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CONVERTING HOLDERS

Subject to the disclosures set forth in the Converting Holder Disclosure Letter, each Converting Holder hereby severally represents and warrants to Company as of the date of this Agreement as follows:

Section 5.1 Due Authorization. Each Converting Holder has all requisite legal capacity to execute and deliver each Transaction Document to which such Converting Holder is or will be a party and to consummate the Transactions. Each Transaction Document to which such Converting Holder is a party has been duly and validly executed and delivered by such Converting Holder and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of such Converting Holder, enforceable against such Converting Holder in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2 No Conflict. The execution and delivery by each Converting Holder of the Transaction Documents to which such Converting Holder is a party and the consummation of the Transactions by such Converting Holder will not (a) breach, result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach of or default under, in each case, in any material respect, any applicable Law or Order binding upon or applicable to such Converting Holder, or (b) result in the creation or imposition of any Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any portion of the Partnership Interests held by the Converting Holders.

Section 5.3 Title to Acquired Interest. Each Converting Holder is the record and beneficial owner of, and has good and transferable title to, the Partnership Interest held by it, free and clear of all Liens (other than Permitted Liens). Except pursuant to this Agreement, there is no Contract pursuant to which such Converting Holder has, directly or indirectly, granted any option, warrant, or other right to any Person to acquire any portion of the Partnership Interest held by it. Such Converting Holder is not party to any equity holder agreement, voting agreement, voting trust, proxy, or other Contract relating to the transfer or voting of the Partnership Interest held by it.

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Section 5.4 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V AND ARTICLE IV, NEITHER CONVERTING HOLDERS NOR ANY OTHER PERSON HAS MADE ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES, INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR AFFILIATES BY ANY DIRECT OR INDIRECT EQUITYHOLDER, DIRECTOR, MANAGER, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF CONVERTING HOLDERS OR MEDIGUIDE OR ANY ESTIMATES, PROJECTIONS, OR OTHER FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, OR FORECASTS) INCLUDED IN ANY SUCH INFORMATION OR COMMUNICATIONS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Converting Holders as of the date of this Agreement as follows:

Section 6.1 Organization; Good Standing; Power. The Company has been duly formed and is validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company has the requisite power and authority to own and lease its assets and properties and to conduct its business as they are now being conducted.

Section 6.2 Authorization; Execution and Enforceability; No Conflicts.

(a)	The Company possesses all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver, and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions. Each Transaction Document to which the Company is or will be a party has been duly and validly executed and delivered by the Company and constitutes a legal, valid, and (assuming the due authorization, execution, and delivery by each other party thereto) binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b)	The execution and delivery by the Company of the Transaction Documents to which the Company is a party and the consummation of the Transactions by the Company will not (i) conflict with or result in a breach, violation, or infringement of the terms, conditions, or provisions of; (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both); or (iii) require notice, consent, or approval under, or with respect to, (1) the Governing Documents of the Company, (2) any Law or Order to which the Company is subject, (3) any material Contract to which Company is a party, or (4) any Governmental Authority (other than with under the Antitrust Laws applicable to the Transactions) or other Person.

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Section 6.3 Capitalization and Indebtedness.

(a)	Section 6.3(a) to the Company Disclosure Letter sets forth a complete and accurate list of the all of the issued and outstanding Equity Interests of the Company (including the holders thereof and the amount of Equity Interests held by such holders) as of the date of this Agreement, together with a complete and accurate pro forma capitalization table with entity-level information as of immediately prior to the Effective Time after giving effect to all of the Additional Acquisitions. The Persons set forth on Section 6.3(a) to the Company Disclosure Letter own all of the issued and outstanding Equity Interests of Company as set forth therein as of the date of this Agreement or will own such Equity Interests as of the Effective Time. Except as set forth in the Governing Documents of the Company (complete and accurate copies of which have been made available to Converting Holders), no Person has any right of first offer, right of first refusal, or preemptive right in connection with any future offer, sale, or issuance of Equity Interests of the Company. Except as provided in the Additional Acquisition Documentation, the Company does not (a) have any subsidiaries or own Equity Interests of any other Person, (b) have any obligation to invest in, or make a capital contribution to, any Person, or (c) otherwise control any other Person.

(b)	Section 6.3(b) to the Company Disclosure Letters sets forth a listing of all Indebtedness of the Company (including any Indebtedness convertible into Equity Interests), including (1) the lender thereunder and (2) the outstanding balance thereon as of the date of this Agreement.

Section 6.4 Actions and Orders. There are no Actions or Orders pending or threatened against or affecting the Company seeking to restrain, prohibit, or materially delay, or to obtain damages or other relief in connection with, the Transactions or the Direct Listing.

Section 6.5 Financial Matters.

(a)	Company has made available to the Converting Holders’ Representative a complete and accurate copy of the audited balance sheet of the Company, together with the related statements of income of Company for the period then ended (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial position of Company as of the date they were prepared and the results of operations of Company for the periods indicated, subject to the absence of notes.

(b)	The Company has no Liabilities other than (a) those adequately reflected or reserved against in the Company Financial Statements or (b) those incurred in the Ordinary Course.

Section 6.6 Direct Listing and Additional Acquisitions.

(a)	The Registration Statement does not, and will not as of the consummation of the Direct Listing, contain (i) any untrue statement of material fact or omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading or (ii) any other inaccurate statement that could give rise to any Liability of the Company, the Converting Holders, or any of their respective Affiliates or Representatives.

(b)	The Company Valuation Report does not contain any untrue statement of material fact or omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading.

(c)	Company has no reason to believe that (i) the Direct Listing will not be consummated or (ii) any of the Additional Acquisitions will not be consummated on the terms set forth in the Additional Acquisition Documentation.

(d)	Except as set forth on Section 6.6(d) to the Company Disclosure Letter, neither Company nor any of its Affiliates or Representatives (i) is aware of any material breach of or inaccuracy in any of the representations or warranties set forth in the Additional Acquisition Documentation or (ii) has waived any condition to closing any of the Additional Acquisitions.

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Section 6.7 Solvency. Assuming that the representations and warranties of MediGuide set forth in Article IV are true and correct in all material respects as of Closing, immediately following Closing, after giving effect to the Transactions, Company will (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts, and (c) have adequate capital to carry on its business. No transfer of property is being made by or at the direction of Company or any of its Affiliates, and no obligation is being incurred by or at the direction of Company or any of its Affiliates, in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Company or any of its Affiliates.

Section 6.8 Brokers. The Company will not have any Liability for brokerage, finders’ or other advisory fees, costs, expenses, commissions, or similar payments in connection with the Transactions.

Section 6.9 Independent Investigation; Disclaimer of Reliance. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES, AND PROJECTED OPERATIONS OF THE BUSINESS AND MEDIGUIDE AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE COMPANY HAS RELIED EXCLUSIVELY ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND ON THE REPRESENTATIONS AND WARRANTIES MADE BY MEDIGUIDE IN ARTICLE IV AND BY CONVERTING HOLDERS IN ARTICLE V (IN EACH CASE AS MODIFIED BY THE MEDIGUIDE DISCLOSURE LETTER). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE COMPANY ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT NO PERSON IS MAKING OR WILL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, BEYOND THOSE EXPRESSLY GIVEN BY MEDIGUIDE IN ARTICLE IV AND BY CONVERTING HOLDERS IN ARTICLE V (IN EACH CASE AS MODIFIED BY THE MEDIGUIDE DISCLOSURE LETTER), AND NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES IS RELYING ON, AND EACH SUCH PERSON EXPRESSLY DISCLAIMS RELIANCE ON, ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE MADE BY MEDIGUIDE IN ARTICLE IV AND BY CONVERTING HOLDERS IN ARTICLE V (IN EACH CASE AS MODIFIED BY THE MEDIGUIDE DISCLOSURE LETTER).

ARTICLE VII

PRE-CLOSING COVENANTS

Each of the agreements, covenants, and obligations set forth in this Article VII will apply to the applicable Parties during the period beginning on the date of this Agreement and ending on the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article X.

Section 7.1 Commercially Reasonable Efforts. Except with respect to the matters described in Section 7.2 and Section 7.3, each Party shall use commercially reasonable efforts to cause the conditions to the Closing set forth in Section 3.5 to be satisfied and to consummate the Transactions as promptly as possible; provided that, for avoidance of doubt, MediGuide will not be required to expend any funds to obtain any third-party consents.

Section 7.2 Direct Listing Matters.

(a)	The Company shall, and shall cause its Affiliates to, use reasonable best efforts to cause the Direct Listing, including the Listing of Company Common Stock on Nasdaq, to be consummated as promptly as practicable after the date of this Agreement.

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(b)	The Company shall make available to the Converting Holders’ Representative a final draft version of the Registration Statement at least seven (7) days prior to the initial submission of the Registration Statement to the SEC. During such 10-Business-Day period, the Company shall consider in good faith any comments or proposed changes provided by the Converting Holders’ Representative to the Registration Statement prior to the initial submission of the same to the SEC. The Company shall further make available to the Converting Holders’ Representative all comments or other input received from the SEC with respect to the Registration Statement.

(c)	The Company shall cause the Registration Statement not to (i) contain any untrue statement of material fact or any other inaccurate statement that could give rise to any Liability of the Company, the Converting Holders, or any of their respective Affiliates or Representatives, or (ii) omit to state any material fact necessary, in light of circumstances under which it was made, to make the statements therein not misleading.

(d)	The Company shall promptly notify the Converting Holders’ Representative in writing of any event, fact, occurrence, event, act, or omission that would reasonably be expected to result in the Direct Listing not being consummated or being consummated prior to the Drop Dead Date.

(e)	The Company has made available to the Converting Holders’ Representative a business valuation report for the Company, dated December 29, 2025 (the “Company Valuation Report”). The Company Valuation Report was prepared by a third-party valuation firm in good faith based on estimates reasonably believed by the Company and its Representatives to be fair, reasonable, and accurate under the circumstances, and neither the Company nor any of their respective Representatives have any reason to believe that the Company Valuation Report or any of the assumptions or information contained therein are inaccurate or incomplete in any material respect.

(f)	In connection with the Direct Listing, the Company shall facilitate the resale of shares of Company Common Stock constituting a portion of the Total Interest Consideration by the Converting Holders (on a pro rata basis) in an aggregate amount equal to at least $14,000,000 in gross proceeds or such lesser amount as the Converting Holders’ Representative may request.

Section 7.3 Third-Party Approvals.

(a)	The Parties shall use commercially reasonable efforts to determine the filings and notifications required to be made with, or consents that are required to be obtained from, any third party under the terms of any Material Contract or any Governmental Authority under any applicable Law in connection with the execution and delivery of this Agreement and the consummation of the Transactions. Subject to the remainder of this Section 7.3, the Company, on the one hand, and MediGuide, on the other hand, shall, and shall cause their respective Representatives to, promptly file or make or cause to be filed or made, and use commercially reasonable efforts to obtain or cause to be obtained as promptly as practicable, all necessary filings with and consents of such third parties or Governmental Authorities.

(b)	Without limiting the foregoing, the Parties shall use commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under any applicable Antitrust Law as soon as reasonably practicable after the date of this Agreement. If required by the Antitrust Laws and if the appropriate filing pursuant to the Antitrust Laws has not been filed prior to the date hereof, each Party agrees to make, and cause to be made, an appropriate filing pursuant to the Antitrust Laws with respect to the Transactions within five Business Days after the date of this Agreement. Except as may be restricted in connection with any applicable Antitrust Law, (i) the Parties shall use best efforts, and shall cooperate, in responding to any written or oral requests from Governmental Authorities for additional information or documentary evidence, (ii) the Parties shall cooperate and provide one another reasonable advance notice of, and the opportunity to consult regarding, all meetings with Governmental Authorities, whether in person or by electronic or telephonic means, and regarding all written communications with Governmental Authorities, in each case, in connection with the Transactions, and (iii) the Parties shall promptly provide each other with copies of all written communications to or from any Governmental Authority. No Party shall, and each Party shall not permit any of its Representatives to, participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Except in the event of a Burdensome Condition, the Parties shall not willfully take any action that delays, impairs, or impedes the receipt of any required consents, authorizations, Orders, or approvals.

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(c)	Each Party will promptly notify the others in writing of any pending or threatened Action by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions.

Section 7.4 GTC Partner Approval. GTC GP shall take all action necessary in accordance with this Agreement, Delaware Law, and the Governing Documents of GTC LP to obtain the irrevocable approval of the holders of the GTC LP Equity Interests to the Transactions, including, without limitation, the Merger, within 30 days following the date of this Agreement.

ARTICLE VIII
ADDITIONAL COVENANTS

Section 8.1 Confidentiality. From and after the Closing, unless the Company otherwise consents in writing, the Converting Holders shall hold in confidence all Confidential Information, including the terms and conditions of this Agreement and the other Transaction Documents, unless compelled to disclose such Confidential Information by Order or applicable Law, provided that, to the extent allowed under applicable Law, the Converting Holders shall promptly notify the Company prior to disclosing any such Confidential Information pursuant to any Order or applicable Law and assist the Company (at the Company’s sole expense) in obtaining confidential treatment for the Confidential Information so disclosed.

Section 8.2 Public Announcements. No Party shall, and each Party shall cause its respective Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the economic or other material terms of the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned, or delayed).

Section 8.3 Budgets. MediGuide shall, at least 30 days prior to the Closing Date, prepare budgets and business plans for the remainder of the 2025 fiscal year and for the 2026 fiscal year, prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months. MediGuide shall submit the budgets and business plans for approval by the Company, with such changes thereto as shall be mutually agreed to by MediGuide and the Company.

Section 8.4 D&O Indemnification and Insurance.

(a)	The Company agrees that all rights to indemnification, advancement of expenses, and exculpation by MediGuide in favor of each Person who is now or has ever been a partner, officer, or manager of MediGuide as provided in the Governing Documents of MediGuide, in each case, as in effect as of the Closing Date, or pursuant to any other agreements in effect as of the Closing Date, will survive the Closing Date and continue in full force and effect in accordance with their respective terms.

(b)	The obligations of Company and MediGuide under this Section 8.4 may not be terminated or modified in any manner that adversely affects any partner, officer, or manager who is the beneficiary of this Section 8.4 without the consent of such director, officer, or manager (it being expressly agreed that such directors, officers, and managers are third-party beneficiaries of this Section 8.4).

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Section 8.5 Tax Matters.

(a)	The Company shall prepare, or cause to be prepared, all Tax Returns of MediGuide for taxable periods that end on or before the Closing Date and that are filed after the Closing Date. For any such Tax Return that is required to be filed on or before the Closing Date (taking into account extensions), MediGuide shall prepare, or cause to be prepared, such Tax Return. All such Tax Returns shall be prepared in a manner that does not adversely affect the Company or its Affiliates in any post-Closing taxable period. MediGuide shall provide copies of each such Tax Return to the Company for its review and approval no later than thirty (30) days prior to the applicable due date. The Company shall have the right to approve any such Tax Return, which approval shall not be unreasonably withheld, conditioned, or delayed. In the event that Company disagrees with any portion of such Tax Return, the Converting Holders and the Company shall negotiate in good faith to resolve any disputes, with any outstanding disputes being resolved by an independent accounting firm reasonably acceptable to both parties, the cost of which shall be borne equally by both parties. The Converting Holders shall promptly transfer to the Company funds in an amount equal to the amount, if any, shown as due on such Tax Return, and Company shall cause MediGuide to file such Tax Return and pay any such amount.

(b)	The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of MediGuide or otherwise relating to the Transactions (including signing any Tax Return), any audit or other examination by any Governmental Authority, or any Actions relating to Liabilities for Taxes of MediGuide. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the other Parties with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(c)	All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or gains or similar Taxes incurred as a result of the Transactions shall be paid by 50% by the Company and 50% by the Converting Holders, and the Company shall file all required change of ownership and similar statements.

(d)	Except as otherwise required by applicable Law, MediGuide shall not, without the prior written consent of the Company, make, change, or revoke any Tax election, amend any Tax Return, settle or compromise and Tax claim or liability, or extend or waive the application of any statute of limitations for the assessment or collection of any Tax.

(e)	Notwithstanding anything to the contrary in the Governing Documents of MediGuide, the Converting Holders shall cause to be made, and MediGuide shall make, a “push-out” election pursuant to Section 6226 of the Code with respect to any audit or other tax examination of MediGuide for any taxable period (or portion thereof) that begins prior to the Closing Date. The Parties shall execute all necessary forms and take all required actions to effectuate the push-out election pursuant to Section 6226 of the Code with respect to any audit or other tax examination of MediGuide for any taxable period (or portion thereof) ending on or before the Closing Date. Any tax adjustments resulting from such election shall be allocated to the Converting Holders and shall not be the responsibility of Company or MediGuide. The Contributing Holders shall indemnify the Company for any costs or liabilities arising from the failure to properly effectuate such election.

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Section 8.6 Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the terms of this Agreement and the Transactions.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Company. The Company shall indemnify and hold harmless the Converting Holders and each of their respective Affiliates, Representatives, successors, and assigns (the “Converting Holder Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Converting Holder Indemnified Parties for, any Damages of any kind or character, regardless of whether or not such Damages relate to any direct or third party claim, arising out of or resulting from: (a) any breach of or inaccuracy in any of the representations or warranties of the Company under this Agreement; (b) any failure by the Company to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by the Company under this Agreement or any other Transaction Document; and (c) except with respect to information provided by, or omitted by, MediGuide or the Converting Holders, any Liability arising from any material misstatements, inaccuracies, or other information contained in the Registration Statement, any Prospectus, or otherwise arising from the Direct Listing, including under Section 11 or Section 12(a)(1) of the Securities Act of 1933, as amended, or Section 10(b) of the Exchange Act.

Section 9.2 Indemnification by the Converting Holders.

(a)	The Converting Holders shall, in the manner provided below, indemnify and hold harmless Company and each of its Affiliates, officers, directors, managers, employees, agents, representatives, successors, and assigns (the “Company Indemnified Parties”) from, against, and with respect to, and will compensate and reimburse the Company Indemnified Parties for, any Damages of any kind or character, regardless of whether or not such Damages relate to any direct or third party claim, arising out of or resulting from: (i) severally and not jointly with respect to any breach of or inaccuracy in any of the representations or warranties of such Converting Holder under this Agreement, (ii) jointly and not severally with respect to any breach of or inaccuracy in any of the representations or warranties of MediGuide in this Agreement, (iii) severally and not jointly with respect to any failure by such Converting Holder to perform or observe, or to have performed or observed, in full any covenant, agreement, or condition to be performed or observed by such Converting Holder under this Agreement or any other Transaction Document, or (iv) severally and not jointly with respect to any Converting Holder Indemnified Taxes. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Converting Holders shall not be liable for any information contained in the Registration Statement or in any Prospectus, or in any subsequent registration statement or prospectus or prospectus supplement contained therein or relating thereto, except for information furnished in writing by the Converting Holders, or by an authorized Representative of Converting Holders on behalf of the Converting Holders, to the Company expressly for inclusion therein.

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(b)	The indemnification obligations of the Converting Holders shall be subject to the following limitations:

(i)	Cap on Indemnification. The aggregate amount to be paid by the Converting Holders for Damages under Section 9.2(a)(ii) and Section 9.2(a)(iv) (solely with respect to Converting Holder Indemnified Taxes) shall not exceed the Indemnity Holdback Amount and Company’s sole and exclusive remedy with respect to such Damages shall be the retention of the Indemnity Holdback Amount (the “Cap”) and each Converting Holder’s indemnification obligation hereunder with respect to such Damages shall be limited to such Converting Holders pro rata portion of the Total Interest Consideration; provided, however, that (A) for any Damages arising out of Section 9.2(a)(iv) (solely with respect to the Converting Holders Indemnified Taxes), the Cap shall be equal to 25% of the Total Interest Consideration, and (B) for any Damages arising under Section 9.2(a)(i), Section 9.2(a)(iii) or Section 9.2(a)(iv) (solely with respect to a Converting Holder’s Converting Holder Indemnified Taxes) or out of Fraud or willful misconduct by a Converting Holder, the Cap shall not exceed the portion of the Total Interest Consideration actually received by such Converting Holder.

(ii)	Thresholds. The Converting Holders shall not be liable in respect of Damages under Section 9.2(a)(ii) or Section 9.2(a)(iv) (solely with respect MediGuide’s Converting Holder Indemnified Taxes) unless and until (A) the amount of each such Damages exceeds $25,000 or (B) the aggregate amount of all such Damages exceeds $250,000, in which case the Converting Holders shall be liable for the entire amount of the Damages.

(iii)	Recourse. Subject to the limitations set forth above, the Company Indemnified Parties may recover Damages either (A) from the Indemnity Holdback Amount or (B) after the Indemnity Holdback Amount is exhausted or fully reserved for disputed claims, for any Damages other than Damages arising from Section 9.2(a)(ii) or Section 9.2(a)(iv) (solely with respect to MediGuide’s Converting Holder Indemnified Taxes), directly from the Converting Holders.

(iv)	Pro Rata Satisfaction. Except for Damages under Section 9.2(a)(i), Section 9.2(a)(iii) and Section 9.2(a)(iv) (solely with respect to a Converting Holder’s Converting Holder Indemnified Taxes) or resulting from Fraud or intentional misconduct by a Converting Holder, Damages payable from the Indemnity Holdback Amount or otherwise from the Total Interest Consideration will be satisfied on the basis of each Converting Holder’s pro rata portion of the Total Interest Consideration. All other Damages arising under Section 9.2(a), not otherwise satisfied by the applicable Converting Holder’s pro rata portion of the Total Interest Consideration, shall be recoverable directly against the applicable Converting Holder.

(v)	Other Limitations. The Converting Holders shall not be liable to make payments in respect of any Damages for which a reduction for such Damages has already been accounted for as a deduction to the Total Interest Consideration. Damages will be calculated net of any insurance proceeds or any indemnity payment actually received, net of costs of enforcement, deductibles and retro-premium adjustments, by the indemnified party in connection with such Damages or any of the circumstances giving rise thereto.

Section 9.3 Distribution of Indemnity Holdback Amount. Subject to the following requirements, on the Indemnity Holdback Expiration Date, all shares of Company Common Stock then remaining of the Indemnity Holdback Amount shall be distributed as set forth in Section 2.3, less any amount that is reasonably necessary, as reflected in a notice delivered by Company to the Converting Holders’ Representative in good faith prior to the Indemnity Holdback Expiration Date, to satisfy any unsatisfied claims for Damages concerning facts and circumstances existing prior to the Indemnity Holdback Expiration Date.

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Section 9.4 Survival.

(a)	Each representation and warranty of the Company, and each covenant, obligation, and agreement of that requires performance by the Company prior to the Closing, contained in this Agreement or in any certificate delivered hereunder will, in each case, survive for a period of twelve (12) months following the Closing Date. Each covenant, obligation, and agreement of a Company Party or MediGuide requiring performance from and after the Closing (including the indemnification obligations of the Company pursuant to Section 9.1(c)) will, in each case, expressly survive the Closing (i) in accordance with its terms or (ii) if no term is specified, until performed or until the expiration of the applicable statute of limitations (it being understood that Company will also be liable for any breach of a covenant, obligations, or agreement requiring performance by MediGuide after the Closing).

(b)	Each representation and warranty of the Contributing Parties or MediGuide, and each covenant, obligation, and agreement that requires performance by the Contributing Parties or MediGuide prior to the Closing, contained in this Agreement or in any certificate delivered hereunder will, in each case, survive for a period of 12 months following the Closing Date, provided that the representations and warranties set forth in Section 4.18 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statute of limitations. Each covenant, obligation, and agreement of the Converting Holders requiring performance from and after the Closing will, in each case, expressly survive the Closing (i) in accordance with its terms or (ii) if no term is specified, until performed or until the expiration of the applicable statute of limitations.

Section 9.5 Indemnification Procedures. Promptly after becoming aware of a claim for which indemnity may be sought pursuant to this Article IX, the Party seeking indemnification (the “Indemnified Party”) will notify the Party from whom indemnification is sought (the “Indemnifying Party”) of such claim. Such notice shall include a reasonably detailed description of the facts and circumstances giving rise to the indemnification claim and shall identify the specific provision(s) of this Agreement under which such indemnification is being sought. The Indemnified Party’s failure or delay in providing the notice will not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced as a result thereof. Unless the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense or the settlement of such claim (such notice to be given as promptly as reasonably possible in view of the necessity to arrange such defense and in no event later than fifteen (15) days following the notice to the Indemnifying Party), the Indemnified Party will have the exclusive right to defend, settle, or pay such claim. The Indemnified Party will not be liable to the Indemnifying Party for any legal or other expense incurred by the Indemnifying Party in connection with any such defense or settlement undertaken by the Indemnifying Party. If the Indemnifying Party assumes the defense, the Indemnifying Party will not agree to any settlement, compromise, or discharge of a third-party claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld). If the Indemnifying Party has assumed the defense or settlement of such claim, the Indemnified Party will have the right to employ its own counsel, at its own expense. Notwithstanding the foregoing, the Indemnified Party will have the right to direct the defense of any such claim at the expense of the Indemnifying Party (but subject to the limitations in this Article IX), and the Indemnifying Party will not be able to assume the defense of any such claim, if (a) the Indemnified Party concludes in good faith that there are specific defenses available to it that are different from or additional to those available to the Indemnifying Party, (b) the underlying claim is reasonably expected to have a material adverse effect on the Indemnified Party, (c) the Indemnifying Party has failed or is failing to prosecute or defend such claim, (d) the claim relates to Taxes or any criminal or regulatory action or the claim seeks damages other than monetary damages, or (e) the Indemnifying Party has failed to unconditionally acknowledge in writing its obligation to indemnify the Indemnified Party with respect to such claim under this Agreement. The defending Party in any event will (i) defend such claim with reasonable diligence, (ii) cooperate with the other Parties in the investigation and analysis of such claim or proceeding, (iii) afford the other Parties reasonable access to such relevant information as it may have in its possession, and (iv) keep the other Parties reasonably informed regarding such claim and any related proceedings.

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Section 9.6 Indemnification Payments. No later than five (5) Business Days after (a) agreement by the applicable Indemnifying Party or (b) any final adjudicated determination that any amounts are owed by any Indemnifying Party to any Indemnified Party under this Article IX, the Indemnifying Party shall pay all such amounts to the Indemnified Party in cash by wire transfer of immediately available funds to the account or accounts designated by the Indemnified Party; provided, however, that any such amounts payable to a Company Indemnified Party by any Converting Holder Indemnifying Party with respect to claims made under Section 9.2 shall be satisfied (i) with respect to claims arising under Section 9.2(a)(ii) or Section 9.2(a)(iv), solely from the Indemnity Holdback Amount, (ii) with respect to claims arising under Section 9.2(a)(i) or Section 9.2(a)(iii), first from the Indemnity Holdback Amount, and thereafter through a surrender of additional shares of Company Common Stock or in cash, at the Company Indemnified Party’s election, or (iii) with respect to Fraud or willful misconduct by a Converting Holder, from such Converting Holder’s surrender of additional shares of Company Common Stock or in cash, at the Company Indemnified Party’s election. To the extent any Damages are satisfied from the Indemnity Holdback Amount or through the surrender of shares of Company Common Stock, the number of shares of Company Common Stock to be surrendered shall be determined based on the amount of Damages subject to indemnification, divided by the thirty-day trailing volume-weighted closing price of the Company Common Stock measured from the date of the Indemnified Party’s delivery of notice to the Indemnifying Party regarding the matter subject to indemnification.

Section 9.7 Exclusive Remedy. Other than in the event of Fraud or actions for specific performance, the Parties acknowledge and agree that the remedies provided for in this Article IX are their sole and exclusive remedies with respect to any claims based upon, arising out of, with respect to, or by reason of the matters covered by this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows:

(a)	by the written consent of the Company and the Converting Holders’ Representative;

(b)	by Company upon written notice to MediGuide and Converting Holders’ Representative if there has been a material breach by the Converting Holders or MediGuide of any covenant, representation, or warranty contained in this Agreement such that the conditions to the Closing contained in Section 3.5(a)(i) or Section 3.5(a)(ii) cannot be satisfied, except that (i) if such material breach is capable of being cured by the Drop Dead Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 10.1(b) prior to the delivery by the Company to the Converting Holders’ Representative of written notice thereof, delivered at least twenty (20) days prior to such termination (or such shorter period of time as remains prior to the Drop Dead Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(b) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such material breach has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 10.1(b) will not be available to the Company if it is then in breach of any provision of this Agreement which breach would give rise to the failure of the conditions set forth in Article XI;

(c)	by the Converting Holders’ Representative (so long as neither the Converting Holders nor MediGuide is then in material breach of any provision of this Agreement) upon written notice to the Company if the Company has breached, violated or failed to perform or there is any inaccuracy of or untruth in any of its respective representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions to the Closing contained in Section 3.5(b)(i) or Section 3.5(b)(ii) cannot be satisfied and such breach has not been cured on or prior to the Drop Dead Date; or

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(d)	by either the Company, on one hand, or the Converting Holders’ Representative, on the other hand, if any of the conditions to the Closing set forth in Section 3.5 have not been satisfied by January 31, 2026 (the “Drop Dead Date”), it being understood that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Drop Dead Date.

Section 10.2 Effect of Termination.

(a)	The Party terminating this Agreement pursuant to Section 10.1 (other than pursuant to Article XI) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 10.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)	Any proper and valid termination of this Agreement pursuant to Section 10.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of any proper and valid termination of this Agreement pursuant to Section 10.1, (i) this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that this Section 10.2 and Article XI will each survive the termination of this Agreement in accordance with their respective terms and (ii) nothing in this Agreement will relieve any Party from any liability for Fraud or any willful breach prior to or in connection with the termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all of its own fees, costs, and expenses (including attorneys’ and advisors’ fees, costs, and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the Transactions.

Section 11.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Company, MediGuide and the Converting Holders’ Representative.

Section 11.3 Entire Agreement. This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof and supersedes any and all prior agreements between the Parties with respect to such subject matter.

Section 11.4 Notices. Any notice or other communication required or permitted under this Agreement will be deemed made (a) upon receipt by the receiving Party if delivered in writing and served by personal delivery; (b) upon receipt by the receiving Party if delivered by email at the address set forth below provided the notifying Party receives confirmation of receipt by the receiving Party (e.g., a “read receipt”); or (c) three Business Days after postage or deposit, as applicable, if delivered by certified mail, registered mail, or courier service, return receipt requested, to the Persons and addresses indicated below:

If to Company (or to MediGuide after the Closing), to:

AIAI Holdings Corporation

17304 Preston Rd, Suite 520

Dallas, Texas 75252

Attention: Todd Furniss, Chief Executive Officer

Email: tf@aiaiholdings.com

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with a copy (which will not constitute notice) to:

Egan Nelson LLP

2911 Turtle Creek Blvd. Suite 1100

Dallas, Texas 75219

Attention: Ken Betts

Email: ken.betts@egannelson.com

If to a Contributing Holder (or to MediGuide prior to the Closing) to:

GTC MediGuide GP, LLC

GTC MediGuide, L.P.

25 Highland Park Village

Suite 100 – Box 368

Dallas, TX 75205

Attention: Todd Furniss

Email: tfurniss@gtc.group

with a copy (which will not constitute notice) to:

VLP Law Group LLP

25 Highland Park Village

Suite 100-761

Dallas, Texas 75205

Attention: Gina Betts

Email: gbetts@vlplawgroup.com

Each Party may change its address and contact information for notices under this Agreement by providing the other Parties with written notice of such change pursuant to this Section 11.4.

Section 11.5 Waiver. Waiver of any provision of this Agreement by any Party will only be effective if in writing and will not be construed as a waiver of any subsequent breach or failure of the same provision or a waiver of any other provision of this Agreement.

Section 11.6 Binding Effect; Assignment. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, and any purported assignment will be null and void and of no effect. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns.

Section 11.7 No Third Party Beneficiary. Except as set forth in Section 8.4, nothing in this Agreement confers any rights, remedies, or claims upon any Person not a Party to this Agreement.

Section 11.8 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by the internal Laws of the State of Delaware, without giving effect to its conflict of law principles.

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Section 11.9 Consent to Jurisdiction and Service of Process. Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Transactions may only be brought in the United States District Court for the Northern District of Texas sitting in Dallas, Texas (or, if such court does not have subject matter jurisdiction, the state courts for the State of Texas sitting in Dallas, Texas), and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with the notice provisions in Section 11.4 will be effective service of process on such Party.

Section 11.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

Section 11.11 Counterparts. The Parties may execute this Agreement in one or more counterparts, each of such counterparts will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution and delivery of this Agreement by the Parties. Signatures of the Parties transmitted by facsimile, electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the United States Federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed original signatures for all purposes.

Section 11.12 Preamble and Recitals. The preamble and recitals to this Agreement are hereby expressly incorporated into this Agreement as if fully set forth in this Section 11.12.

Section 11.13 Severability. Any provision of this Agreement that is or becomes invalid, illegal, or unenforceable in any respect will not affect the validity, legality, or enforceability of any other provision of this Agreement.

Section 11.14 Rules of Construction.

(a)	Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Annex, or Exhibit mean an Article or Section of, or Annex or Exhibit to, this Agreement, unless another agreement is specified; (ii) the word “including” will be construed as “including, without limitation;” (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; (iv) words in the singular or plural form include the plural and singular form, respectively; (v) pronouns will be deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires; (vi) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property; (vii) references to a particular Person include such Person’s successors and permitted assigns; (viii) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time; (ix) references to a particular agreement, document, instrument, or certificate mean such agreement, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof; (x) references to “Dollars” or “$” are references to United States Dollars; (xi) references to “written” or “in writing” include electronic form; (xii) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days; and (xiii) the words “shall” and “will” have the same meaning.

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(b)	The headings of Articles, Sections, Annexes, Exhibits, and Schedules to the Disclosure Letters are provided for convenience only and will not affect the construction or interpretation of this Agreement. The Annex and Exhibits hereto, along with the Schedules to the Disclosure Letters, are incorporated into this Agreement as if fully set forth herein.

(c)	Each disclosure on any one Schedule to the Disclosure Letters will be deemed to be disclosed on any other Schedule to the Disclosure Letters to the extent that it is reasonably apparent that the information disclosed in such Schedule to the Disclosure Letters is applicable to another Schedule to the Disclosure Letters. The information included in the Disclosure Letters is disclosed solely for the purposes of this Agreement, and no information included in the Disclosure Letters will be deemed an admission by MediGuide or the Converting Holders to any Person of any matter, including with respect to any violation of Law or breach of any agreement. Disclosure of any information, agreement, or other item in the Disclosure Letters will not imply that such information, agreement, or other item is or is not material or that the inclusion or exclusion of any such item creates a standard of materiality.

(d)	If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act will be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

(e)	The Parties acknowledge and agree that, for administrative purposes with respect to wire transfers, amounts owing between the Parties at the Closing under this Agreement or any other Transaction Document may be offset against one another.

(f)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.15 Specific Performance. Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, but subject to Section 7.3(b), each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which it is entitled at Law or in equity, as a remedy for any such breach or threatened breach. Each Party further agrees that no Party or any other Person will be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.15, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

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Section 11.16 Converting Holders’ Representative.

(a)	Each of the Converting Holders shall irrevocably appoint Todd Furniss as such Converting Holder’s representative (the “Converting Holders’ Representative”) with respect to all matters arising hereunder or in connection herewith. The Converting Holders’ Representative hereby accepts such appointment and agrees to serve in the capacity contemplated by this Section 11.16. The Converting Holders’ Representative may resign at any time, and the Converting Holders’ Representative may be removed by the vote of a majority of Converting Holders (the “Majority Holders”). In the event that the Converting Holders’ Representative has resigned or been removed, a new Converting Holders’ Representative shall be appointed by a promptly-held vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Converting Holders’ Representative. Any successor Converting Holders’ Representative must agree to be bound by the terms and conditions of this Agreement applicable to the Converting Holders’ Representative and will thereupon become the Converting Holders’ Representative for purposes of this Agreement and all applicable ancillary agreements.

(b)	The Converting Holders’ Representative shall act as, and is hereby appointed by each of the Converting Holders as, true and lawful attorney-in-fact, agent and representative of each Converting Holder and shall be authorized to act on behalf of Converting Holders and to take any and all actions required or permitted to be taken by the Converting Holders’ Representative under this Agreement and any ancillary documents. In all matters relating to this Section 11.16, the Converting Holders’ Representative shall be the only party entitled to assert the rights of the Converting Holders hereunder. This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated hereby and fulfilling the other purposes hereof. The authority conferred upon the Converting Holders’ Representative shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Converting Holder or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of Converting Holders or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any partnership or other entity), and if after the execution hereof any Converting Holder shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated hereby, the Converting Holders’ Representative is nevertheless authorized and directed to complete all such transactions as if such death, incapacity or other event or events had not occurred and regardless of notice thereof. Notwithstanding any provision of this Agreement to the contrary, any obligation of the Company herein to consult with, notify, advise or otherwise communicate with the Converting Holders shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely with the Converting Holders’ Representative, and the Company shall be entitled to rely on the on any act or communication of the Contributing Holders’ Representative as the act or communication of Converting Holders.

(i)	Each Converting Holder irrevocably grants the Converting Holders’ Representative, by virtue of such Converting Holder’s execution of this Agreement, exclusive and full power and authority in the name and on behalf of such Converting Holder:

(A)	to execute and deliver, on behalf of such Converting Holder, and to accept delivery of, on behalf of such holder, such releases, instruments and other documents as the Converting Holders’ Representative determines, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement;

(B)	to acknowledge receipt of any consideration to be received by such Converting Holder pursuant to this Agreement (other than the Total Interest Consideration to be paid at Closing) and the Escrow Agreement as payment in full thereof and to designate the manner of payment of such consideration;

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(C)	(1) dispute or refrain from disputing, on behalf of such Converting Holder, any claim made by the Company under this Agreement and comply with orders and decrees with respect to, any dispute or loss; (2) negotiate and compromise, on behalf of such Converting Holder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement or the ancillary agreements; and (3) agree to and execute, on behalf of such Converting Holder, any settlement agreement, release or other document with respect to such dispute or remedy;

(D)	to give and receive notices and communications, or to give or agree to, on behalf of such holder, any and all consents, waivers, amendments or modifications, as the Converting Holders’ Representative determines, in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(E)	to engage attorneys, accountants and agents, and to incur such Representative Expenses as the Converting Holders’ Representative, in its sole discretion, determines are appropriate in the exercise of its powers and authority conferred hereunder, all of which Representative Expenses shall be for the account of the Converting Holders;

(F)	to amend this Agreement, or any of the instruments to be delivered to the Company by such holder pursuant to this Agreement;

(G)	to have exclusive power and authority to disburse or direct payments of any consideration payable under this Agreement for the benefit of such Converting Holder; to have exclusive power and authority to institute legal action or otherwise act on behalf of such Converting Holder with respect to any claims against the Company and to control and direct any such claims;

(H)	to give such instructions and to take such action or refrain from taking such action, on behalf of such holder, as the Converting Holders’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement;

(I)	to determine, in its sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Converting Holders’ Representative shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Converting Holders’ Representative; and

(J)	to fund the actions and obligations of the Converting Holders’ Representative as authorized hereunder.

(ii)	Each of the Converting Holders hereby agrees, by virtue of the execution of this Agreement, that:

(A)	in all matters in which action by any such Converting Holder or the Converting Holders’ Representative is required or permitted under this Agreement, the Converting Holders’ Representative is exclusively authorized to act on behalf of such Converting Holder, notwithstanding any dispute or disagreement among any such Converting Holders, or between any such Converting Holder and the Converting Holders’ Representative;

(B)	any decision, act, consent or instruction of the Converting Holders’ Representative shall constitute a decision of all of such Converting Holders and shall be final, binding and conclusive upon each such Converting Holder;

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(C)	the power and authority of the Converting Holders’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of such holders under this Agreement shall have terminated, expired or been fully performed; and

(D)	the Converting Holders’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any such Converting Holder. All actions, decisions and instructions of the Converting Holders’ Representative shall be conclusive and binding upon such Converting Holder, and no Converting Holder shall have any cause of action against the Converting Holders’ Representative, and the Converting Holders’ Representative shall not be liable to any Converting Holder, for any action taken or not taken, decision made or instruction given by the Converting Holders’ Representative under this Agreement. The Converting Holders’ Representative shall not be liable to any Converting Holder for any apportionment or distribution of payments made by it in good faith. Neither the Converting Holders’ Representative nor any Representative employed by it shall incur any liability to any such holder by virtue of a failure or refusal of the Converting Holders’ Representative to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder. Further, the Converting Holders’ Representative shall be indemnified and held harmless by each Converting Holder from all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be directly or indirectly imposed on, incurred by or asserted against the Converting Holders’ Representative in connection with the exercise of its powers or authority hereunder, provided that, the Converting Holders’ foregoing indemnification obligation shall be on a several basis and allocated to each Converting Holder on a pro rata basis. In no event shall any Converting Holder be obligated to indemnify or hold the Converting Holders’ Representative harmless in the case of Fraud by the Converting Holders’ Representative.

(iii)	All Representative Expenses shall be promptly reimbursed by Converting Holders on a pro rata basis for all fees and expenses that have been or will be incurred by the Converting Holders’ Representative in connection with the completion of the Transactions, including the exercise of its powers and authority as the Converting Holders’ Representative as set forth herein (the “Representative Expenses”). The Converting Holders’ Representative may effect any reimbursement for such Representative Expenses from the Representative Fund, which shall have an initial balance of $100,000, which funds shall not be comingled with any other funds of the Converting Holders’ Representative or any of its Affiliates.

(c)	The Converting Holders’ Representative shall have such powers and authority as are set forth in this Agreement; provided, however, that the Converting Holders’ Representative shall have no obligation to act on behalf of the Converting Holders except as expressly provided herein. Without limiting the generality of the foregoing, the Converting Holders’ Representative shall have full power, authority and discretion to estimate and determine the amounts of Representative Expenses and to pay such Representative Expenses. As between Converting Holders and the Converting Holders’ Representative, the Converting Holders’ Representative shall not be required to take any action on behalf of the Converting Holders or otherwise in its capacity as the Converting Holders’ Representative under this Agreement that would involve incurring Representative Expenses (and shall have no liability for not taking such action) unless the Converting Holders’ Representative is holding funds delivered to it under this Section 11.16 or has been provided with other funds, security or indemnities which, in the sole determination of the Converting Holders’ Representative, are sufficient to protect the Converting Holders’ Representative against the costs, expenses and liabilities which may be incurred by the Converting Holders’ Representative in taking such action. The Converting Holders’ Representative shall be entitled to reimbursement from funds paid to it under this Section 11.16 or otherwise received by it in its capacity as the Converting Holders’ Representative pursuant to or in connection with this Agreement, for all Representative Expenses, including all expenses, disbursements and advances of or to its counsel, experts and other agents and consultants incurred by the Converting Holders’ Representative in the exercise of its powers and authority under this Agreement or otherwise in its capacity as the Converting Holders’ Representative. In the event that the Converting Holders’ Representative determines, in its sole and absolute discretion, that the funds paid to the Converting Holders’ Representative pursuant to this Section 11.16 or otherwise received by it in its capacity as the Converting Holders’ Representative pursuant to or in connection with this Agreement exceed the actual and then-estimated amount of future Representative Expenses, then Converting Holders’ Representative shall transfer such excess amount to the Converting Holders on a pro rata basis.

[Signature Pages Follow]

29

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

COMPANY

AIAI Holdings Corporation

By:	/s/ Todd Furniss
Name:	Todd Furniss
Title:	Chief Executive Officer

MERGER SUB

MediGuide Merger Sub, LLC

By:	/s/ John P. Rochon
Name:	John P. Rochon
Title:	President

MEDIGUIDE

GTC MediGuide, LP

By:	GTC MediGuide GP, LLC,
its General Partner

By:	/s/ Todd Furniss
Name:	Todd Furniss
Title:	Chairman of the Board

GTC MediGuide GP, LLC

By:	/s/ Todd Furniss
Name:	Todd Furniss
Title:	Chairman of the Board

Annex A

Certain Defined Terms

“Action” means any action, claim, demand, arbitration, investigation, hearing, complaint, litigation, suit, or other proceeding of any nature, including civil, criminal, administrative, or regulatory, whether at law or in equity.

“Additional Acquisition Documentation” means the definitive transaction documents governing the Additional Acquisitions, each substantially in the form made available to the Converting Holders’ Representative.

“Additional Acquisitions” means those Persons identified on Annex B.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, the terms “control,” “controls,” and “controlled” mean the power to direct or cause the direction of the management or policies of such specified Person, directly or indirectly, whether through ownership of voting securities, by contract, or otherwise. For avoidance of doubt, all of the Persons acquired (or to be acquired) by Company or any of its Affiliates pursuant to the Additional Acquisitions will be deemed an Affiliate of Company for all purposes hereunder.

“Allocation Statement” shall have the meaning set forth in Section 2.4(b).

“Antitrust Laws” means all applicable Laws that are designed or intended to prohibit, restrict, or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, and the Federal Trade Commission Act of 1914.

“Benefit Plan” means any pension, employment, retirement, collective bargaining, bonus, severance, compensation, or other benefit plan, agreement, or arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any Multiemployer Plan.

“Business” means the business of providing a comprehensive suite of healthcare services, including medical second opinions that connects patients to leading specialists, preventative health programs for practice care and telehealth services.

“Business Day” means any day other than a Saturday, a Sunday, or other day on which commercial banks in the State of Texas are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.001 per share, of Company.

“Company Disclosure Letter” means that certain letter from the Company to the Converting Holders and MediGuide dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by Company either in response to an express disclosure requirement of Company contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of Company in this Agreement.

Annex A-1

“Company Material Adverse Effect” means any result, occurrence, fact, change, event, or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, or effects, has or would reasonably be expected to have a material adverse effect on either (a) the business, results of operations, properties, or assets of the Company or (b) the ability of the Company to consummate the Transactions (including the Direct Listing) on or before the Drop-Dead Date, provided that, solely with respect to clause (a) above, any result, occurrence, fact, change, event, or effect will not be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, (ii) changes in GAAP (or the interpretation thereof) or applicable Laws (or the interpretation thereof), (iii) acts of war, armed hostilities, sabotage, terrorism, social unrest (including protests, riots, or looting), or pandemics or epidemics (including the COVID-19 pandemic), or the response of any Governmental Authority thereto, (iv) changes in general to the industry (including regulatory changes) in which Company operates, or (v) the execution and delivery of this Agreement, the taking of any action by any Party required by the terms of this Agreement, or the announcement of the Transactions.

“Confidential Information” means any information concerning MediGuide or the Business that is proprietary in nature and non-public or confidential, in whole or in part, provided that, Confidential Information does not include any information that (a) is or becomes publicly available other than through a violation of this Agreement by the Converting Holders, (b) is received on a non-confidential basis from a source other than the Parties or their respective Affiliates or Representatives who, to the Knowledge of the Converting Holders’ Representative, is not prohibited from disclosing such information by any legal or contractual obligation, (c) was already known by the Converting Holder at the time of receipt from the disclosing Person, or (d) is developed by or on behalf of Converting Holders without the use of or reference to Confidential Information.

“Consultant” means an independent contractor, consultant, sales representative, agent, commercial agent, or other freelancer who provides services to MediGuide or with respect to the Business.

“Contract” means any contract, agreement, lease, undertaking, commitment, or other binding arrangement (whether written or oral) between the parties thereto.

“Converting Holder Indemnified Taxes” means (a) Taxes (or the non-payment thereof) of any Converting Holder, or (b) Taxes (or the non-payment thereof) of MediGuide or otherwise in relation to the conduct of the Business of MediGuide for any Tax year (or other Tax period) ending on or before the Closing Date.

“Converting Holders” means the holders of the Partnership Interests.

“Damages” means any and all losses, Liabilities, damages, fees, punitive damages (but only to the extent such punitive damages are actually awarded to a third party), and costs and expenses, including reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation, claim, action, suit, proceeding, or demand of any kind or character.

“Direct Listing” means, together, the registration of the Company Common Stock under Section 12 of the Exchange Act and the listing of the Company Common Stock for trading on Nasdaq.

“Disclosure Letters” means the Company Disclosure Letter and MediGuide Disclosure Letter.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means any Law, Order, or Contract with any Governmental Authority relating to (a) the environment, (b) the protection of human health and safety, or (c) the regulation or remediation of or exposure to Hazardous Substances.

Annex A-2

“Environmental License” means any License relating to or required by any Environmental Law in connection with the Business.

“Equity Interests” means any (a) shares, interests, or other equivalents (however designated) of capital stock of a corporation; (b) membership, partnership, or other equity ownership interests in a Person other than a corporation; and (c) warrants, options, convertible securities (e.g., convertible debt), calls, or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with MediGuide, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fraud” means (a) with respect to the Converting Holders or MediGuide, the actual fraud of the Converting Holders or MediGuide caused by the Converting Holders or MediGuide making a representation or warranty in Article IV or Article V, as applicable, with the actual (not constructive or imputed) knowledge of the Converting Holders or MediGuide, as applicable that such representation was false or misleading at the time made, with the intention of deceiving or misleading the Company and inducing the Company to enter into this Agreement; and (b) with respect to the Company either (i) the actual fraud of the Company caused by the Company making a representation or warranty in Article VI with the actual (not constructive or imputed) knowledge of the Company (or any of its Representatives) that such representation was false or misleading at the time made, with the intention of deceiving or misleading the Converting Holders and MediGuide and inducing the Converting Holders and MediGuide to enter into this Agreement, or (ii) any act, omission, misstatement, event, occurrence, circumstance, or other event that could lead to Liability pursuant to the Exchange Act (including Section 11, Section 12(a)(1), or Section 10(b) thereof).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means, with respect to any entity or trust, such entity’s constituent or organizational documents, such as its articles of organization, certificate of formation, articles of incorporation, or declaration of trust and any other documents or agreements adopted by the entity to govern the formation or the internal affairs of the entity or trust, such as its operating agreement, bylaws, trust agreement, shareholders or members agreement, or voting agreement, as such documents have been amended, restated, or supplemented from time to time, if applicable.

“Governmental Authority” means (a) any government, governmental authority, agency, commission, department, or other similar body, court, tribunal, arbitrator, or arbitral body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.”

“GTC GP” shall have the meaning set forth in the introductory paragraph of this Agreement.

“GTC LP” shall have the meaning set forth in the introductory paragraph of this Agreement.

“GTC Partner Approval” shall have the meaning set forth in the Recitals to this Agreement.

“Hazardous Substance” means (a) any pollutant, contaminant, waste, or chemical; (b) any toxic or otherwise hazardous substance; or (c) any substance, waste, or material having any constituent elements displaying any of the foregoing characteristics.

Annex A-3

“Indebtedness” means (a) any indebtedness or other obligation for borrowed money (or any guaranties thereof); (b) any indebtedness evidenced by a note, bond, debenture, or other security or similar instrument; (c) any Liability with respect to interest rate or currency swaps, collars, caps, and similar hedging obligations; (d) any Liability for the deferred purchase price of property or other assets (including any “earn out” or similar payments); (e) any Liability under any performance bond or letter of credit or any bank overdrafts or similar charges; and (f) any accrued interest, pre-payment penalties, breakage costs, redemption fees, costs, expenses, premiums, and other amounts owing pursuant to instruments evidencing Indebtedness (assuming that such Indebtedness is repaid on the Closing Date).

“Indemnity Holdback Amount” means a number of shares of Company Common Stock constituting a portion of the Total Interest Consideration equal to (a) $2,565,000 divided by (b) the Initial Offering Price.

“Indemnity Holdback Expiration Date” shall have the meaning set forth in Section 2.3.

“Initial Offering Price” means the lesser of (a) $20.00 or (b) the initial offering price of the Company’s Common Stock in the Direct Listing.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) patents, patentable inventions, and other patent rights; (b) trademarks, service marks, trade dress, trade names, and all related goodwill and similar rights; (c) copyrights, mask works, and designs; (d) trade secrets, know-how, inventions, confidential business information, and other proprietary information and rights; (e) computer software programs, including all related source code, object code, specifications, designs, and documentation; and (f) domain names, Internet addresses, and other computer identifiers.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Converting Holders’ Representative” means the actual knowledge of the Converting Holders’ Representative following consultation with the Converting Holders.

“Labor Laws” means any Laws relating to employment, discrimination, health and safety, labor relations, or workplace safety and insurance.

“Law” means any applicable domestic or foreign law, statute, ordinance, code, regulation, rule, directive, guideline, standard, policy, Order, or other requirement of a Governmental Authority, whether or not having the force of law.

“Liability” means any liability, loss, damage, cost, or expense (including reasonable attorneys’ fees), in each case, whether direct or indirect and accrued or contingent.

“License” means any license, permit, certificate, approval, consent, registration, or similar authorization of any Governmental Authority.

“Lien” means any lien, mortgage, deed, pledge, charge, security interest, right of first refusal, right of first offer, preemptive rights, easement, restriction, covenant, condition, title default, encroachment, survey defect, option, or other encumbrance.

“MediGuide” shall mean, collectively, GTC GP, GTC LP, and all of their Affiliates.

“MediGuide Disclosure Letter” means that certain letter from MediGuide to the Company and dated as of the date of this Agreement setting forth, among other items, those matters required, necessary, or appropriate to be disclosed by MediGuide or the Converting Holders either in response to an express disclosure requirement of MediGuide or the Converting Holders contained in this Agreement or as an exception to one or more representations, warranties, covenants, obligations, or agreements of MediGuide or the Converting Holders in this Agreement.

Annex A-4

“MediGuide Material Adverse Effect” means any result, occurrence, fact, change, event, or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events, or effects, has or would reasonably be expected to have a material adverse effect on the business, results of operations, properties, or assets of MediGuide, provided that any result, occurrence, fact, change, event, or effect will not be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (a) changes in conditions in the United States or global economy or capital or financial markets generally, (b) changes in GAAP (or the interpretation thereof) or applicable Laws (or the interpretation thereof), (c) acts of war, armed hostilities, sabotage, terrorism, social unrest (including protests, riots, or looting), or pandemics or epidemics (including the COVID-19 pandemic), or the response of any Governmental Authority thereto, (d) changes in general to the industry (including regulatory changes) in which MediGuide operates, or (e) the execution and delivery of this Agreement, the taking of any action by any Party required by the terms of this Agreement, or the announcement of the Transactions.

“MediGuide Plan” means any Benefit Plan (a) under which any current or former employee, director, or officer of MediGuide or any of its Affiliates, MediGuide Employee, or Consultant has any present or future right to benefits and that is maintained, sponsored, or contributed to by MediGuide or any of its Affiliates or (b) with respect to which MediGuide or its Affiliates has any Liability.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA, any “multiple employer plan” as defined in Section 413(c) of the Code, or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

“Nasdaq” means the Nasdaq Global Market of the National Association of Securities Dealers Automated Quotations Systems.

“Order” means any order, decision, judgment, writ, injunction, decree, award, or other determination of any Governmental Authority.

“Ordinary Course” means the ordinary course of business of MediGuide consistent with past practice.

“Partnership Interest” means a partnership interest in GTC MediGuide, LP.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable; (b) imperfections of title and other similar Liens that do not and would not reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use or occupancy of such asset or property in connection with the operations of MediGuide; (c) Liens arising by operation of Law in the Ordinary Course, such as mechanics’ Liens, materialmens’ Liens, carriers’ Liens, warehousemens’ Liens, and similar Liens, that are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance, or other types of insurance or compensation plans; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts, and similar obligations; (f) with respect to any lease, title of the lessor and any other Liens arising pursuant to the terms of the applicable lease or arising under zoning, land use, or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by MediGuide; and (g) with respect to the Acquired Interest, transfer restrictions arising under the Governing Documents of MediGuide or pursuant to applicable federal or state securities Laws.

“Per Partner Consideration” means the portion of the Total Interest Consideration issuable to each Converting Holder as set forth on the Allocation Statement.

Annex A-5

“Person” means any individual, corporation, company, partnership, association, limited liability company, business enterprise, trust, or other legal entity.

“Registration Statement” means the Registration Statement on Form S-1 submitted and declared effective by the by the SEC in connection with the Direct Listing.

“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, legal counsel, accountant, financial advisor, or other agent or representative of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Tax” means any tax imposed, assessed, or collected by or under the authority of any Governmental Authority (including any penalty, interest or addition thereto).

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, or other documentation required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto and amendment thereof

“Total Interest Consideration” means $51,300,000, consisting of 2,565,000 shares of Company Common Stock, as adjusted in accordance with the terms hereof.

“Transaction Documents” means this Agreement, the Converting Holder Closing Deliverables, and the Company Closing Deliverables.

“Transaction Expenses” means any fees, costs, and expenses incurred or subject to reimbursement by MediGuide, in each case, in connection with the Transactions, including the fees, costs, and expenses of brokers, counsel, accountants, or other advisors or service providers of MediGuide or the Converting Holders.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Value” means the number of shares of Company Common Stock equal to (i) the specified dollar amount divided by (ii) the thirty-day trailing weighted-average closing price of the Company Common Stock ending on the second trading day prior to the applicable date of issuance.

Annex A-6

Annex B

Additional Acquisitions

C.C. Carlton Industries, Ltd.

Constellation Network, Inc.

AI Research Corporation

Vanguard Healthcare Solutions, LLC

Bond Street Limited, LLC

Annex B-1